Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Delta Corp Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Ordinary shares (2)(4)	Rules 457(c) and 457(f)(1)	115,367,690	$0.90	(5)	$103,830,921.00	0.0001102	$11,442.17
	Equity	Ordinary Shares (3)(4)	Rules 457(c) and 457(f)(1)	3,977,273	$0.90	(5)	$3,579,545.70	0.0001102	$394.47

Fees Previously Paid
Total Offering Amounts									$11,836.64
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due									$11,836.64

(1)	All securities being registered will be issued by Delta Corp Holdings Limited, a Cayman Islands exempted company (“Pubco”), in connection with the proposed business combination (the “Business Combination”) to be effected pursuant to the Merger and Share Exchange Agreement (as amended from time to time, the “Merger Agreement”), among Pubco, Coffee Holding Co., Inc., a Nevada corporation (“JVA”), Delta Corp Holdings Limited, a company incorporated in England and Wales (“Delta”), CHC Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Pubco, and other parties named therein, as described in Pubco’s Registration Statement on Form F-4 (as amended from time to time, the “Registration Statement”).

(2)	Based on the maximum number of ordinary shares, par value $0.0001 per share (the “Pubco Ordinary Shares”), of Pubco estimated to be issued in connection with the Business Combination. Such maximum number of Pubco Ordinary Shares consists of up to (a) 5,708,599 Pubco Ordinary Shares to holders of outstanding shares of common stock of JVA, in exchange for their shares of common stock of JVA, and (b) 109,659,091 Pubco Ordinary Shares to Sellers consisting of Core Maritime Commodities FZ-LLC and its permitted assigns, in exchange for their ordinary shares of Delta.

(3)	Based on the maximum number of Pubco Ordinary Shares estimated to be issued as consideration for M&A advisory services rendered in connection with the Business Combination. Such maximum number of Pubco Ordinary Shares consists of up to 3,977,273 Pubco Ordinary Shares issuable to Maxim Partners LLC, in exchange for its ordinary shares in Delta pursuant to the Delta Letter Agreement (as defined in the Registration Statement).

(4)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends or similar transactions.

(5)	In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on $0.90, the average of the high and low prices of JVA’s ordinary shares as reported on the Nasdaq Capital Market on September 21, 2023.